Exhibit 99.8.85

Equity and Fixed Income Funds Supplemental Service Agreement

February 2, 2021

OneAmerica Retirement Services, LLC, and its affiliates

One American Square

PO Box 368

Indianapolis, IN 46206

RE:	Shareholder Service Agreement for the Equity and Fixed Income Funds of Goldman Sachs Trust (the “Trust”)

Ladies and Gentlemen:

The undersigned, Goldman Sachs Asset Management, L.P.   (“GSAM”), 200 West Street, New York, New York, 10282, is a registered investment adviser.   GSAM acts as investment adviser to the Trust, which is an open-end management investment company that includes the Goldman Sachs Equity and Fixed Income Funds (such funds now existing or hereafter offered are individually referred to herein as a “Fund” and, collectively, the “Funds”).  Shares or units of beneficial interest (“Shares”) of each Fund may be divided into separate classes including Class A, I, R, Investor and Service Shares, (individually referred to herein as a “Class”).

You are a financial institution or service provider (the “Service Organization”) acting directly or through an agent as nominee and record holder of Shares for your customers, who are or may become the beneficial owners of such Shares (the “Customers”).  You are willing to perform, and GSAM wishes to compensate you for performing, certain services with respect to the Customers investing in the Classes listed on Schedule A attached hereto (the “Services”). Accordingly, the Service Organization and GSAM agree as follows:

1.                                      Agreement to Provide Services.   GSAM hereby engages the Service Organization, and the Service Organization hereby agrees, to perform the following Services (which will be in addition to any other services performed pursuant to an agreement with the Funds): (a) disburse dividends and distributions declared on the Shares of the Class held in the name of the Service Organization by mailing checks or crediting Customer accounts in accordance with the election made by each Customer and issue related Customer accounts; (b) provide, or assist GSAM in providing, periodic statements to each Customer showing account balances and transactions during the relevant period; (c) promptly mail, or assist GSAM in promptly mailing, to Customers reports and proxy statements issued by the Trust; (d) handle all tax withholding and remittances required by federal income tax laws with respect to Customer accounts, prepare and file with the Internal Revenue Service all required returns and statements and prepare and mail to each Customer all statements and reports concerning dividends and distributions to shareholders that are required by the Investment Company Act of 1940, as amended (the “1940 Act”) or federal income tax laws; (e) provide such statistical and other information as may be reasonably requested by GSAM, including reports of sales of the Class in each state or other jurisdiction for purposes of complying with state securities or “Blue Sky” laws; (f) develop and monitor appropriate program procedures to facilitate investments of Customers in the Funds; and (g) provide consultative services concerning appropriate and effective means of making Funds available to Customers.

2.                                      Expenses of the Service Organization.   The Service Organization shall furnish such office space, equipment, facilities and personnel as is necessary to perform its duties hereunder. The Service Organization shall bear all costs incurred by it in performing such duties.

3.                                      Service Fees Payable to the Service Organization.  For the Services provided and the expenses incurred by the Service Organization hereunder, GSAM will pay to the Service Organization a service fee, computed daily and payable quarterly, on an annual basis to the percentages specified on Schedule A of the average daily net asset value of Shares of the fixed income and equity funds of the Trust which are owned beneficially by Customers through the Service Organization during such period.

4.                                      Performance of Duties.    In performing its duties hereunder, the Service Organization will act in conformity with GSAM’s instructions, the terms of its Customer agreements, the then effective prospectuses and statements of additional information for the relevant Classes listed on Schedule A, the Investment Company Act of

1940, as amended (the “1940 Act”) and all other applicable federal and state laws, regulations and rulings and the constitution, by-laws and rules of any applicable self-regulatory organization.  The Service Organization will assume sole responsibility for its compliance with applicable federal and state laws and regulations, and shall rely exclusively upon its own determination, or that of its legal advisers, that the performance of its duties hereunder complies with such laws and regulations.  Under no circumstances shall the Trust, Goldman Sachs & Co. LLC, GSAM or any of their affiliates be held responsible or liable in any respect for any statements or representations made by them or their legal advisers to the Service Organization or any Customer of the Service Organization concerning the applicability of any federal or state laws or regulations to the activities described herein.  The Service Organization will perform its duties hereunder in a manner consistent with the customs and practices of other institutions that provide similar services.

5.                                      Anti-Money Laundering; Anti-Corruption.

(a)                                 The Service Organization acknowledges that any purchasers of Shares made pursuant to this Service Agreement are your clients and not clients of Goldman Sachs for purposes of complying with applicable anti-money laundering laws, rules and regulations (“AML Rules”) and sanctions laws programs (“Sanctions Laws”) in all jurisdictions in which Goldman Sachs operates (“Applicable AML Rules”).   References to “your clients” in this clause will include all clients on behalf of whom the Service Organization acts in its dealings with Goldman Sachs; any person controlling, controlled by, or under common control, with such client; the beneficial owner of such client; and any person for whom such client is acting as agent, or nominee.

(b)                                 The Service Organization represents and warrants to Goldman Sachs that:

i.      it maintains and will continue to apply an Anti-Money Laundering Policy and Program (“AML Policy”) that meets the requirements of anti-money laundering laws and regulation applicable to you and in force in the Jurisdictions in which you will distribute the Funds.  Your AML Policy includes, at a minimum, written policies, procedures and internal controls reasonably designed to (i) prevent, detect and report money laundering, and (ii) identify and verify through appropriate due diligence each of your clients that purchases Shares pursuant to this Service Agreement;

ii.     it and/or its affiliates, or any party hired by the Service Organization, will not cause Goldman Sachs to violate economic or trade sanctions programs applicable to Goldman Sachs (“Sanctions Programs”) and will not offer or distribute any Shares to a client, including any government, entity or individual, where such an offer or distribution would be prohibited, if engaged in directly by Goldman Sachs under the laws, rules, regulations, edicts, orders or resolutions of the United Nations, European Union, United Kingdom, United States, or any other jurisdiction in which you are located, including but not limited to an offer or distribution of Shares to any government, entity or individual within Iran, Cuba, Sudan, North Korea, Syria, any other country that becomes subject to a comprehensive trade embargo by the United Nations, European Union, United Kingdom, or the United States, or to any person or entity listed on the Specially Designated Nationals and Blocked Persons List administered by the United States Department of the Treasury, as such programs and lists may be amended from time to time, or other blacklist administered by an agency of an applicable jurisdiction including an agency of the United States, the United Kingdom, or the United Nations; and

iii.    to the best of the Service Organization’s knowledge, none of its clients is an individual, entity, or organization that may subject Goldman Sachs to criminal or civil violations of any anti-money laundering laws.

(c)                                  The Service Organization represents and warrants to us that it has implemented and shall maintain policies, procedures and internal controls reasonably designed to prohibit and prevent those acting on its behalf from: violating any applicable anti-corruption laws or regulations including self-regulatory organization (“SRO”) regulations; giving money or anything of value to obtain or retain business or favorable treatment; making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any person, including but not limited to domestic or foreign government officials or employees, customers and commercial counterparties.

(d)                                 To the best of the Service Organization’s knowledge and belief after due inquiry, neither it nor anyone acting on behalf of the Service Organization, has made or authorized, directly or indirectly: (i) any improper payment or promise to pay, or (ii) any gift or promise to give any money or anything of value to any governmental official, customer, or commercial counterparty for the purpose of improperly influencing any official act or decision of such official, customer, or commercial counterparty or inducing him or her use his or her influence improperly.

(e)                                  Upon request, but not more than once per year, you, as Service Organization, shall represent, warrant, and covenant to us in writing that you remain in compliance with the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, codified at 31 USC § 5311 et seq., and the regulations promulgated thereunder, and the laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) and applicable anti-corruption laws and regulations.

6.                                      Customer Identification Program.  To help the government fight the funding of terrorism and money laundering, federal law requires all financial institutions to obtain, verify, and record information that identifies each registered owner of an account. In some cases, the Trust or Goldman Sachs may also take additional steps to verify the identities of individuals with authority or control over the registered owner, including person(s) able to effect securities transactions on behalf of the registered owner.

When the Service Organization opens an account, the Trust or Goldman Sachs may ask for the registered owner’s name, address, and identification number and other information that will allow us to identify the registered owner, and the Trust or Goldman Sachs may ask for similar information regarding individuals with authority or control over the registered owner. The Trust or Goldman Sachs may also ask to see government-issued identifying documents. To the extent permitted by applicable law, the Trust reserves the right: (i) to place limits on transactions in any account until the identity of the investor is verified; or (ii) to refuse an investment in the Funds; or (iii) to involuntarily redeem an investor’s Shares and close an account in the event that a Fund is unable to verify an investor’s identity.

Upon request, but not more than once per year, the Service Organization shall represent, warrant, and covenant to Goldman Sachs in writing that it remains in compliance with the BSA and the laws and regulations administered by OFAC.

7.                                      Representations and Warranties.  The Service Organization hereby represents, warrants and covenants to GSAM:

A.            i.                  That it is an investment adviser as defined under Section 202(a)(11) of the Investment Advisers Act of 1940 (the “Advisers Act”); it is registered and in good standing, and will during the term of this Agreement remain in good standing, as an investment adviser with the United States Securities and Exchange Commission (the “Commission”) or with the securities commission of any state, territory or possession of the United States and is in full compliance with the rules, regulations and policies of the aforesaid commissions, particularly those rules, regulations and policies governing capital requirements, financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including Rule 206(4)-2 under the Advisers Act and rules or regulations of any self-regulatory organization); or

ii.               That it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); that it is registered and in good standing, and will during the term of this Agreement remain in good standing (a) as a broker-dealer with the Commission pursuant to Section 15 of the Exchange Act and with the securities commission of any state, territory or possession of the United States and (b) as a member of the Financial Industry Regulatory Authority. (the “FINRA”, formerly known as the NASD) and/or any stock exchange or other self-regulatory organization in which the Service Organization’s membership is necessary for the conduct of its business under this Agreement, and is in full compliance with the rules, regulations and policies of the aforesaid commissions and organizations, particularly those rules,  regulations and policies governing capital requirements,  financial reporting, bonding, fiduciary standards and supervisory concerns; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations (including the net capital and customer protection rules of the Commission and the rules or regulations of the FINRA or any self-regulatory organization or any so-called “restriction” letter with the FINRA); or

iii.            That it is a depository institution (a) organized, chartered or holding an authorization certificate under the laws of a state or of the United States, which authorizes the Service Organization to receive deposits, including a savings, share, certificate or deposit account, and which is regulated, supervised and examined for the protection of depositors by an official or agency of a state or the United States and is insured by the Federal Deposit Insurance Corporation, the Federal Savings and Loan Insurance Corporation or the National Credit Union Share Insurance Fund, or (b) is a trust company or other institution that is authorized by federal or state law to exercise fiduciary powers of a type a national bank is permitted to exercise under the authority of the United States Office of the Comptroller of the Currency, and is regulated, supervised and examined by an official or agency of a state or the United States; and its entering into and performing its obligations under this Agreement does not and will not violate any laws, rules or regulations.

B.            That it is a corporation, association or partnership duly organized, validly existing, and in good standing under the laws of the state of its organization;

C.            That entering into and performing its obligations under this Agreement does not and will not violate (i) its charter or by-laws; or (ii) any agreements to which it is a party;

D.            If the Service Organization is a depository institution or broker or dealer, in processing Customer orders to purchase, redeem and exchange Shares, (i) it shall act solely as agent upon the order, and for the account, of its Customer; (ii) the Customer will have full beneficial ownership of any Shares purchased upon its authorization order; and (iii) under no circumstances will any transactions be for the account of the Service Organization.   Under no circumstances will the Service Organization make any oral or written representations to the contrary;

E.             With respect to the purchase, redemption or exchange of Fund Shares for Customer accounts with respect to which the Service Organization is a fiduciary under state or federal trust or comparable fiduciary requirements, or, in the case of any such accounts which are subject to the Employee Retirement Income Security Act of 1974, as amended, the Service Organization is a fiduciary or party in interest, the Service Organization represents that the purchase, redemption or exchange of such Shares, and the Service Organization’s receipt of the relevant fee described in Section 3 hereof, is permissible under all such applicable requirements and complies with any restrictions, limitations or procedures under such requirements;

F.              It will keep confidential any information acquired as a result of this Agreement regarding the business and affairs of the Trust and Goldman Sachs & Co. LLC, which requirement shall survive the term of this Agreement; and

G.            It will not, without written consent of the Trust in each instance, use in advertising, publicity, administering and servicing the Funds or otherwise the name of the Trust, Goldman Sachs & Co. LLC, or any of their affiliates nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof (the “Mark”) of the Trust, Goldman Sachs & Co. LLC or their affiliates.  Service Organization acknowledges that Goldman Sachs owns all right, title and interest in and to the Mark and the registration thereof.  Upon termination of this Agreement, the Service Organization or its successor, (to the extent and as soon as it lawfully can), will cease the use of the Mark.

H.           You covenant and agree that you will only offer or sell Shares of the Funds to “U.S. persons” and that all offering or other solicitation activities in which you engage shall be conducted by you or any of your agents solely within the “United States,” in each case as defined in Rule 902 promulgated under the

Securities Act of 1933, as amended. In addition, you covenant and agree that you shall have received and shall maintain duly executed and completed Internal Revenue Service Form W-9’s for each one of your customers and shall update such Form W-9’s as may be required by law.

(I)           Without limiting the generality of anything herein, with respect to any Customer that is a “benefit plan investor” (as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), the Service Organization represents that it either (X) is not a “fiduciary” under ERISA and/or the Internal Revenue Code of 1986, as amended (the “Code”), or (Y) is a “fiduciary” under ERISA and/or the Code and it (i) is independent of GSAM (as hereinafter defined), Goldman Sachs and their affiliates; (ii) is (A) a bank as defined in Section 202 of the Advisers Act or similar institution that is regulated and supervised and subject to periodic exam by a State or Federal agency, (B) an insurance carrier which is qualified under the laws of more than one State to perform the services of managing, acquiring or disposing of “plan assets,” (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of section 203A of such Advisers Act, is registered as an investment adviser under the laws of the State in which it maintains its principal office and place of business, (D) a broker-dealer registered under the Exchange Act and/or (E) an independent fiduciary that holds, or has under management or control, total assets of at least $50 million; (iii) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including a Customer’s purchase, holding, exchange or redemption of Shares of the Funds; (iv) understands that none of GSAM, Goldman Sachs nor any of their affiliates is, by having made any oral or written statement prior to the date hereof or by making any future oral or written statement to the Service Organization or a Customer, undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with a Customer’s purchase, holding, exchange or redemption of Shares of the Funds; (v) acknowledges that the existence and nature of any financial interests paid to GSAM, Goldman Sachs or any of their affiliates have been disclosed in this Agreement and any other documents referenced herein, as well as any relevant Forms ADV; (vi) is responsible for exercising independent judgment in evaluating a Customer’s purchase, holding, exchange or redemption of Shares of the Funds; and (vii) acknowledges that none of GSAM, Goldman Sachs or any of their affiliates receives a fee or other compensation from the Customer or the Service Organization for the provision of investment advice in connection with a Customer’s purchase, holding, exchange or redemption of Shares of the Funds.

8.                                      Responsibilities of the Service Organization.  The Service Organization agrees that neither GSAM nor any Fund nor any of their agents shall have any responsibility or liability to review any purchase, exchange or redemption request which is presented by the Service Organization (i) to determine whether such request is genuine or authorized by the Customer of the Service Organization; or (ii) to determine the suitability of the selected Class or Fund for such Customer.   GSAM, each Fund and their agents shall be entitled to rely conclusively on any purchase, exchange or redemption request communicated to any of them by the Service Organization, and shall have no liability whatsoever for any losses, claims or damages to or against the Service Organization or any Customer resulting from a failure of the Service Organization to transmit any such request, or from any errors contained in any request.  Any such failure or error shall be the responsibility of the Service Organization.  In addition, the Service Organization shall have exclusive responsibility for the operation of any cash sweep or other investment or cash management program established by it for its Customers, including the provision of all electronic data processing facilities as are necessary for any such program and the proper transmission of appropriate instructions and funds to the Trust in connection therewith.  GSAM and the Service Organization agree that the procedures for the purchase, exchange and redemption of Shares, including all relevant time and notification requirements, specified in the then-effective prospectuses of the relevant Class,  shall govern the purchase,  exchange and redemption of Shares for the accounts of the Service Organization’s customers, including the purchase, exchange and redemption of Shares pursuant to any such program.

9.                              Amendments; Termination.  This Agreement may be amended by a written instrument executed by both parties and may be terminated by GSAM or the Service Organization at any time on 60 days’ written notice mailed or delivered to the other party at its address set forth above.

10.                       No Association or Agency.  The Service Organization shall be deemed to be an independent contractor and not an agent of GSAM or the Trust for all purposes hereunder and shall have no authority to act for or represent GSAM or the Trust.   In addition, no officer or employee of the Service Organization shall be deemed to be an employee or agent of the Trust or GSAM, nor will be subject, in any respect, to the supervision of GSAM or any affiliate thereof.

11.                       Indemnification. GSAM agrees to indemnify the Service Organization and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) the Service Organization from and against any actual losses, claims, damages, expenses (including reasonable fees and expenses of counsel) or liabilities (“Damages”) to which the Service Organization or such person becomes subject in so far as such Damages arise out of the failure of GSAM or its employees or agents to comply with GSAM’s obligations under this Agreement or any other agreement between GSAM and the Service Organization relating to the performance of Services hereunder (a “Covered Agreement”).  The Service Organization agrees to indemnify GSAM, the Funds, their agents and each person who controls (as defined in Section 2(a)(9) of the 1940 Act) any of them from and against any Damages to which any of them becomes subject in so far as such Damages arise out of the purchase, redemption, transfer or registration of Shares by the Service Organization’s Customers, any request related thereto communicated by the Service Organization or its employees or agents, or the failure of the Service Organization or its employees, agents or Customers to comply with the Service Organization’s obligations under a Covered Agreement. Notwithstanding the foregoing, neither GSAM nor the Service Organization shall be entitled to be indemnified for Damages arising out of its or its agent’s or employee’s gross negligence.   The foregoing indemnity agreements shall be in addition to any liability GSAM or the Service Organization may otherwise have, and shall survive the termination of this Agreement.

12.                       Applicable Law.  If any provision of this Agreement shall be held or made invalid by a decision in a judicial or administrative proceeding, statute, rule or otherwise, the enforceability of the remainder of this Agreement will not be impaired thereby.  This Agreement shall be governed by the laws of the State of New York and shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

13.                       Important Information.  In accordance with government regulations, financial institutions are required to obtain, verify, and record information that identifies each person or entity that opens an account. When the Service Organization opens an account, GSAM will ask for your name, address, identification number and other information that will allow us to identify the customer. GSAM may also ask to see government-issued identifying documents.

Very truly yours,

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
[Authorized Officer]

Accepted and agreed to as of the date first above written:

ONEAMERICA RETIREMENT SERVICES, LLC,

and its Affiliates

By:
[Authorized Officer]

	Steven Kofkoff
	(Print Name)

	2/2/21	,
	(Date)

1 American Square
Street Address

Indianapolis	In	46206
City	State	Zip

Fax No.

317-285-2623
Telephone No.

35-0145825
Firm Taxpayer Identification No.

SCHEDULE A

Payment for Services. In consideration of the services to be provided by the Service Organization, GSAM shall pay the Service Organization on a quarterly basis, a fee at the annual rates shown below for the Shares based on the aggregate average daily net asset value of Shares of the Trust held by the Customers of the Service Organization. For purposes of computing the payment to the Service Organization, the average aggregate net asset value of Shares of the Trust held by the Customers over a one-month period shall be computed by totaling the Customers’ aggregate investment (share net asset value multiplied by total number of Shares held by the Customers) on each calendar day during the month, and dividing the total number of calendar days during such month.

GSAM will have no obligation to pay fees to Service Organization, or may reduce such fees, to the extent that GSAM or its affiliates compensates another financial institution or service provider for the same or similar services as contemplated herein.

For purposes of collective the fees outlined below, the Service Organization has designated an agent, MSCS Financial Services, LLC (“MSCS”), who shall send GSAM an invoice no more than 90 days following the end of each calendar quarter.  These fees shall be paid in accordance with payment instructions provided by MSCS (or such other payee designated by Service Organization in writing) identifying, among things, financial institution, account number and wire payment instructions.  The Service Organization shall be responsible for ensuring that it receives payment from MSCS and ensuring that MSCS (or any other designated payee) provides the invoice on its behalf. For any accounts in which the Service Organization has not designated an agent, the Service Organization will be responsible for sending GSAM an invoice in accordance with the terms outlined above.  Furthermore, GSAM will not be responsible for any service fees payable to Service Organization for a particular calendar quarter if GSAM has not received a corresponding invoice within 90 days following that calendar quarter-end.

Share Class / Fund(s)	Additional Service Fee
Class A Shares — Equity Funds	0.10%
Class A Shares — Fixed Income Funds	0.05%
Institutional Shares — Equity Funds	0.10%
Institutional Shares — Fixed Income Funds	0.05%
Investor Shares — Equity Funds	0.10%
Investor Shares — Fixed Income Funds	0.05%
Class R Shares — Equity Funds	0.10%
Class R Shares — Fixed Income Funds	0.05%
Service Shares — Equity Funds	0.10%
Service Shares — Fixed Income Funds	0.05%